                                                                   EXHIBIT 10.13

                                 SUPERVALU INC.

                           Deferred Compensation Plan

                                February 26, 1978

                     As amended effective November 22, 2002

                                                                   EXHIBIT 10.13

                                 SUPERVALU INC.
                           Deferred Compensation Plan

Section 1. Establishment and Purpose

1.1 Establishment. SUPERVALU INC., a Delaware corporation, hereby established, effective as of February 26, 1978, a deferred compensation plan for key executive employees which shall be known as the "SUPERVALU INC., DEFERRED COMPENSATION PLAN (hereinafter called the "Plan").

1.2 Purpose. The purpose of this Plan is to provide a means whereby amounts payable by the Company to key personnel may be deferred to some future period. It is also the purpose of this Plan to motivate such key personnel to continue to make contributions to the growth and profits of the Company and its Subsidiaries.

Section 2. Definitions

2.1 Definitions. Whenever used hereinafter, the following terms shall have the meaning set forth below:
(a)     "Board" means the Board of Directors of the Company.
(b)     "Company" means SUPERVALU INC., a Delaware corporation.
(c)     "Director" means an individual who is a member of the Board.
(d) "Employee" means a regular salaried key employee (including officers and Directors who are also employees) of the Company or its Subsidiaries, or any branch or division thereof.
(e) "Participant" means any individual who meets the eligibility requirements set forth in Section 3.1 of this Plan.
(f) "Subsidiary" means any corporation, a majority of the voting stock of which is directly or indirectly owned by the Company.
(g) "Year" means the approximately twelve month period coinciding with the Company's fiscal year.

2.2 Gender and Number. Except when otherwise indicated by the context, any masculine technology when used in the Plan shall also include the feminine gender, and the definition of any term herein in the singular shall also include the plural.

Section 3. Eligibility for Participation

3.1 Eligibility. Any Employee of the Company or any Subsidiary who is a participant in the SUPERVALU Incentive Bonus Plan or the Subsidiary's Executive Bonus Plan shall be eligible to participate in this Plan. In 'the event a Participant no longer meets the requirements for participation in this plan he shall become an inactive Participant, retaining all the rights described under this Plan, except the right to make any further deferrals, until the time that he again becomes an active Participant.

Section 4. Election to Defer

4.1 Deferral Election. At any time prior to the beginning of a fiscal year, any Participant may, by written notice to the Company, elect to defer:

(a) all or part (in 10% increments up to 100%) of the bonus paid from the Incentive Bonus Plan of the Company or any Subsidiary for such Year, and
(b)  up to 20% of the salary to be paid during the Year.

  Payment shall be deferred until the earliest to occur of:
(a)  Retirement,
(b)  Disability,
(c)  Death, or
(d)  Termination of Employment.

4.2 Manner of Payment_ Election. If a Participant defers any amounts pursuant to Section 4.1, the Participant, by written notice to the Company, shall at the same time elect the manner in which the deferred amount will be paid. The Participant may choose to have payment made either in a lump sum or in 5, 10 or 15 approximately equal annual installments.

4.3 Irrevocable Elections. The elections in Section 4.1 and 4.2 are irrevocable and may not be modified or terminated by the Participant or his beneficiary.

Section 5. Deferred Accounts

5.1 Participant Accounts. The Company shall establish and maintain a bookkeeping account for each Participant, to be credited as of the date the bonus or salary is actually deferred.

5.2 Growth Additions. Each Participant's account shall be credited ratably on the first day of each fiscal -year with a growth addition computed on the balance in the account as of the last day of the immediately preceding year. The growth addition shall be equal to said account balance multiplied by the lower of 8% or the average annual prime rate of interest charged for commercial loans by the First National Bank of Minneapolis during the immediately preceding year. This average shall be computed on the basis of the prime rate of interest in effect on the last business day of each month within said year.

5.3 Retirement Benefit Plan Equivalent. In the event a Participant's retirement plan benefits are decreased in any way due to a deferral of salary or bonus pursuant to Section 4.1 of this Plan, there shall be credited to the Participant's account, on the day retirement plan benefit payments commence, an amount equal to the lump sum actuarial equivalent of the increased monthly income which would have been payable under the retirement plan if the amounts credited to the Participant's account pursuant to Section 5.1 had instead been paid as cash remuneration on the dates such amounts were credited to the Participant's account. Said lump sum actuarial equivalent amount shall be determined by the Board, in its sole discretion, upon the advice of the actuary for the retirement plan. This advice shall be based on interest, mortality and other appropriate assumptions used to value the retirement plan as of the last actuarial valuation immediately preceding such determination. In no event may this provision duplicate in any way, retirement supplements payable from other deferred compensation plans of the Company, whether such plans are qualified or unqualified.

5.4 Charges Against Accounts. There shall be charged against each Participant's account any payments made to the Participant or to his beneficiary in accordance with Section 6. hereof.

5.5 Contractual 0bligation. It is intended that the Company is under a contractual obligation to make payments from a Participant's account when due. Account balances shall not be financed through a trust fund or insurance contracts or otherwise. Payment of account balances shall be made out of the general funds of the Company.

5.6 Unsecured Interest. No participant or beneficiary shall have any interest whatsoever in any specific asset of the Company. To the extent that any person acquires a right to receive payments under this Plan, such right shall be no greater than the right of any unsecured general creditor of the Company.

Section 6. Payment of Deferred Amounts

6.1 Payment of Deferred Amounts. Payment of a Participant's deferral salary or bonus, plus accumulated growth additions attributable thereto, shall be paid in approximately equal annual installments, in the manner selected by the Participant under Sections 4.1 and 4.2 of this Plan. Payments shall begin as soon as possible after January 1 following the commencement date provided by
Section 4.1 of this Plan. Payment of a Participant's retirement benefit plan equivalent, plus any accumulated growth additions, shall be made over 10 approximately equal annual installments, and shall begin as soon as possible after the January 1 following the date said amount is credited to the Participant's account.

6.2 Financial Emergency. The Board, at its sole discretion, may alter the timing or manner of payment of deferred amounts in the event that the Participant establishes, to the satisfaction of the Board, severe financial hardship. In such event, the Board may:
(a) provide that all or a portion of the amount previously deferred by the Participant shall be paid immediately in a lump sum cash payment,

(b) provide that all or a portion of the installments payable over a period of time shall be paid immediately in a lump sum, or
(c) provide for such other installment payment schedules as it deems appropriate under the circumstances, as long as the amount distributed shall not be in excess of that amount which is necessary for the Participant to meet the financial hardship.

Severe financial hardship will be deemed to have occurred in the event of the Participant's impending bankruptcy, a dependent's long and serious illness, or other events of similar magnitude. The Board's decision in passing on the severe financial hardship of the Participant and the manner in which, if at all, the payment of deferred amounts shall be altered or modified shall be final, conclusive and not subject to appeal.

6.3 Early Withdrawal. In the event a Participant retires from, or otherwise terminates his or her employment with, the Company or its Subsidiaries, such Participant, or in the event of such Participant's death his or her surviving spouse or beneficiary, may, at any time following Participant's retirement or other termination of employment, request an immediate lump sum payment of all or part of the present value of deferred amounts prior to the date same become due and payable pursuant to the provisions of Section 6.1 above, subject to forfeiture of ten percent (10%) of such amounts.

Section 7. Forfeiture

7.1 Forfeiture. In the event that a Participant has deferred amounts under this Plan which have not been paid, and such Participant:
(a) has engaged in a felonious, fraudulent, or other activity resulting in harm to the Company, or
(b) has divulged any of the Company's confidential information or trade information or trade secrets to a competitor, the Board may, at its sole discretion, terminate all of the deferred amounts plus interest additions otherwise payable as it deems appropriate.

Section 8. Beneficiary

8.1 Beneficiary. A Participant may designate a beneficiary or beneficiaries who, upon his death, are to receive the distributions that otherwise would have been paid to him. All designations shall be in writing and shall be effective only if and when delivered to the Secretary of the Company during the lifetime of the Participant. If a Participant designates a beneficiary without providing in the designation that the beneficiary must be living at the time of such distribution, the designation shall vest in the beneficiary all of the distributions whether payable before or after the beneficiary's death, and any distributions remaining upon the beneficiary's death shall be made to the beneficiary's estate.

A Participant may from time to time during his lifetime change his beneficiary or beneficiaries by a written instrument delivered to the Secretary of the Company. In the event a Participant shall not designate a beneficiary or beneficiaries pursuant to this Section, or if for any reason such designation shall be ineffective, in whole or in part, the distribution that otherwise would have been paid to such Participant shall be paid to his estate and in such event, the term "beneficiary" shall include his estate.

Section 9. Nontransferability

9.1 Nontransferability. In no event shall the Company make any payment under this Plan to any assignee or creditor of a Participant or a beneficiary. Prior to the time of payment hereunder, a Participant or beneficiary shall have no rights by way of anticipation or otherwise to assign or otherwise dispose of any interest under this Plan nor shall such rights be assigned or transferred by operation of law.

Section 10. Administration

10.1 Administration. This Plan shall be administered by a committee of the Board, composed entirely of non-employee Directors. The committee may from time to time establish rules for the administration of this Plan that are not inconsistent with the provisions of this Plan.

10.2 Finality of Determination. The determination of the Board as to any disputed questions arising under this Plan, including questions of construction and interpretation shall be final, binding, and conclusive upon all persons.

10.3 Expenses. The cost of payment from this Plan and the expenses of administering the Plan shall be borne by the Company.

10.4 Tax Withholding. The Company shall have the right to deduct from all payments any Federal, state of local taxes required by law to be withheld with respect to such payments.

Section 11. Amendment and Termination

11.1 Amendment and Termination. The Company expects the Plan to be permanent but, since future conditions affecting the Company cannot be anticipated or foreseen, the Company must necessarily and does hereby reserve the right to amend, modify or terminate the Plan at any time by action of its Board.

Section 12. Applicable Law

12.1 Applicable Law. This Plan shall be governed and construed in accordance with the laws of the State of Minnesota.

Section 13. Merger, Consolidation, or Acquisition

13.1 Merger, Consolidation, or Acquisition. In the event of a merger, consolidation, or acquisition, where the Company is not the surviving corporation, unless the successor or acquiring corporation shall elect to continue and carry on the Plan, all amounts deferred, plus interest additions and applicable retirement plan equivalent additions shall become immediately payable in full, notwithstanding any other provisions to the contrary.